                                 Exhibit 21.1

                              List of Subsidiaries

                      Exhibit 21.1 - List of Subsidiaries

Sideware Corp. (wholly owned)
3032650 Nova Scotia Corp. (wholly owned)
Sideware International SRL (wholly owned)
9050 Investments Ltd. (wholly owned)
Evergreen International Technology Inc. (wholly owned)
9123 Investments Ltd. (wholly owned)

Carr Corp. (one third owned)